Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Investors: Elizabeth Corse	Media: Carter Cromley
(703) 667-6984	(703) 667-6110
elizabeth.corse@savvis.net	carter.cromley@savvis.net

SAVVIS REPORTS FOURTH-QUARTER AND FULL-YEAR 2004 RESULTS

• Achieved record gross margin of $55.4 million on revenue of $166.3 million in Q4

• Achieved Adjusted EBITDA of $18.4 million in Q4

• Achieved positive operating cash flow of $8.3 million in Q4

• For full year reported results, gross margin of $178.9 million on revenue of $616.8 million

ST. LOUIS, MO. – February 22, 2005 – SAVVIS Communications Corporation (NASDAQ: SVVS), a leading global IT utility, announced today that revenue for the fourth quarter of 2004 totaled $166.3 million, up 140% from $69.4 million in the fourth quarter of 2003. Results for the 2004 quarter included revenue attributable to the Cable & Wireless America (“CWA”) operations acquired in March 2004. Compared to the third quarter of 2004, revenue decreased 2%, in line with company guidance, largely due to the previously-reported price deterioration in the wholesale carrier market.

SAVVIS’ gross margin for the fourth quarter grew 120%, to $55.4 million from $25.2 million in the fourth quarter of 2003. Sequentially, gross margin grew 12% from $49.6 million in the third quarter of 2004, largely driven by continued reductions in network and operational costs as a result of planned synergies from the acquisition of the CWA operations in March. As a percentage of revenue, gross margin was 33% in the current quarter, versus 29% in the third quarter and 36% in the fourth quarter of 2003.

SAVVIS’ consolidated net loss for the current quarter was $21.7 million, versus $15.8 million for the same quarter last year and an improvement of $11.2 million from $32.9 million consolidated net loss in the third quarter of 2004. The fourth-quarter 2004 loss included $1.9 million of acquisition and integration expenses specifically related to the integration of CWA operations, compared to $3.7 million in the third quarter. Adjusted EBITDA* of $18.4 million was up from $2.5 million a year earlier and $5.1 million in the prior quarter.

Operating cash flow was $8.3 million in the fourth quarter, up $4.3 million from a year earlier and $20.0 million from the prior quarter. Fourth quarter 2004 operating cash flow included cash payments of $5.6 million for acquisition and integration costs, compared to payments of $10.1 million in the third quarter. Results for the fourth quarter included strong working capital performance. Cash capital expenditures in the quarter were $7.2 million, slightly lower than planned. SAVVIS generated positive cash flow for the fourth quarter of $2.0 million, an

SAVVIS

Fourth-quarter Financial Results

February 22, 2005

improvement of $2.1 million from negative cash flow of $0.1 million a year ago, and an improvement of $23.9 million from the third quarter of 2004.

For the full year 2004, revenue totaled $616.8 million, compared to $252.9 million in 2003. Gross margin doubled, to $178.9 million in 2004 from $89.3 million in 2003. SAVVIS’ consolidated net loss for the full year 2004 was $148.8 million, compared to $94.0 million a year earlier. The loss in 2004 included $27.7 million of acquisition and integration expenses specifically related to the integration of CWA operations. Adjusted EBITDA of $14.4 million was a $15.6 million improvement from negative Adjusted EBITDA of $1.2 million in 2003.

Rob McCormick, SAVVIS’ chairman and chief executive officer, said, “The fourth quarter was an impressive finish to a great year at SAVVIS, as we achieved improved operating cash flow of $8.3 million in the quarter, up 107% from a year ago, and Adjusted EBITDA of $18.4 million, up from $2.5 million a year ago. The important strides we’ve made in our financial performance are largely due to our rapid, successful integration of the CWA operations we acquired in March.

“The acquisition, which doubled the size of our company; the subsequent integration, which brought together our facilities, services, and people into a seamless SAVVIS team; and the introduction of our virtualized utility solutions, which lead the industry for performance, innovation, and cost-effectiveness, were our defining achievements of 2004,” Mr. McCormick continued. “We look forward to building on our successes in 2005, as we introduce our unique IT services model to clients who are eager for solutions to the cost and complexity of conventional IT infrastructures. We’re committed to expanding our presence in core markets to achieve long-term, profitable growth that creates value for all of our stakeholders.”

Fourth Quarter Results

Three months ended: (US$ millions)	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003

Revenue
Managed IP VPN	$24.8	$22.6	$16.9
Hosting(1)	66.9	63.6	9.5
Other Network Services(1)	34.1	38.4	5.3
Digital Content Management	11.7	14.1	6.0

Total Diversified Revenue	137.5	138.7	37.7
Reuters and Telerate	28.8	30.7	31.7

Total Revenue	$166.3	$169.4	$69.4

Gross Margin	$55.4	$49.6	$25.2
Sales, Gen. & Admin. Expenses	$37.0	$44.5	$22.7
Adjusted EBITDA	$18.4	$5.1	$2.5
Net Loss	$(21.7)	$(32.9)	$(15.8)

(1)

Some revenue previously reported as Hosting revenue in the third quarter of 2004 has been re-classified as Other Network Services revenue. The re-classified revenue derives from providing unmanaged connectivity to hosting clients. The re-classification is designed to distinguish between value-added hosting services provided to customers and more commodity-like connectivity bandwidth.

SAVVIS

Fourth-quarter Financial Results

February 22, 2005

Total revenue for the fourth quarter increased 140% year-over-year, driven primarily by revenue associated with the CWA assets acquired in March 2004. Sequentially, revenue declined 2% from the third quarter, primarily reflecting pricing pressure in the wholesale services market. Growth in Managed IP VPN revenue, up 10% sequentially, and in Hosting revenue, up 5% sequentially, offset much of the decline in the wholesale market, reflected in Other Network Services. Digital Content Management revenue was $11.7 million in the quarter, down $2.4 million from the third quarter, primarily due to a decrease in usage from a single customer.

Diversified Revenue, defined as revenue from all customers except Reuters and Telerate, represented 83% of total revenue in the fourth quarter, up from 82% in the third quarter 2004 and from 54% in the fourth quarter of 2003.

Gross margin, defined as total revenue less data communications and operations expenses, was $55.4 million in the current quarter, compared to $25.2 million in the fourth quarter of 2003 and $49.6 million in the third quarter of 2004. As a percentage of revenues, gross margin was 33% in the current quarter, versus 36% in the fourth quarter of 2003 and up from 29% in the third quarter of 2004. Sequential-quarter growth in gross margin was driven largely by the realization of savings from the CWA integration and by ongoing improvements in operating efficiency.

Sales, general, and administrative expenses (“SG&A”) for the quarter were $37.0 million as compared to $22.7 million for the same period last year and $44.5 million in the third quarter of 2004. As a percentage of revenue, SG&A was 22% in the current quarter, down from 33% of revenue in the same quarter of 2003 and 26% in the third quarter of 2004. The improvement in SG&A from the third quarter reflected planned savings realized from the CWA integration and ongoing efficiency initiatives.

Chief Financial Officer Jeff Von Deylen said, “We’re pleased with the financial results SAVVIS achieved in the fourth quarter, with revenue in line with expectations and strong Adjusted EBITDA and operating cash flow, which exceeded capital expenditures. Last year was clearly a transformational period for our company, as we more than doubled the size of our business with the acquisition of the CWA assets. Our strong Adjusted EBITDA reflects the substantial improvement in operating efficiency we’ve achieved throughout the year as a result of the integration of the businesses. Fourth-quarter Adjusted EBITDA included approximately $4.9 million of one-time benefits from cost savings and contractual savings realized from previous quarter recorded estimates. After eliminating the effect of those non-recurring items, reported Adjusted EBITDA would be approximately $13.5 million for the quarter.”

SAVVIS

Fourth-quarter Financial Results

February 22, 2005

Full Year Results

Twelve months ended: (US$ millions)	December 31, 2004	December 31, 2003
Revenue
Managed IP VPN	$87.1	$57.7
Hosting(1)	223.9	28.5
Other Network Services(1)	137.0	19.1
Digital Content Management	46.8	10.4

Total Diversified Revenue	494.8	115.7
Reuters and Telerate	122.0	137.2

Total Revenue	$616.8	$252.9

Gross Margin	$178.9	$89.3
Sales, Gen. & Admin. Expenses	$164.5	$90.5
Adjusted EBITDA	$14.4	$(1.2)
Net Loss	$(148.8)	$(94.0)

(1)	Some revenue previously reported as Hosting revenue in the first three quarters of 2004 has been re-classified as Other Network Services revenue. The re-classified revenue derives from providing unmanaged connectivity to hosting clients. The re-classification is designed to distinguish between value-added hosting services provided to customers and more commodity-like connectivity bandwidth.

For the full year 2004, revenue totaled $616.8 million, up 144% from $252.9 million in 2003. Gross margin was $178.9 million, an increase of 100% from $89.3 million in 2003. Both revenue and gross margin in 2004 were significantly affected by acquisition of the CWA operations in March 2004. The gross margin for 2004 was 29% of total revenue, compared to 35% in 2003. Gross margin percentage improved from 25% in the second quarter of 2004, which was the first quarter to reflect a full three months’ results including the CWA operations, to 33% in the fourth quarter, reflecting efficiency improvements achieved through the integration of operations.

Net loss for 2004 was $148.8 million, compared to $94.0 million in 2003. Adjusted EBITDA for 2004 was $14.4 million, compared to negative $1.2 million in 2003. Both net loss and Adjusted EBITDA showed consistent quarterly improvement in 2004, reflecting the financial impact of the integration of CWA operations.

Diversified revenue for 2004 comprised 80% of total revenue, up from 46% in 2003. The changing business mix is also reflected in higher Hosting revenue, 36% of 2004 revenue, compared to 11% of 2003 revenue.

Balance Sheet and Cash Flow

Net cash provided by operating activities in the fourth quarter 2004 was $8.3 million, compared to $4.0 million a year ago and net cash used of $11.7 million in the third quarter of 2004. Operating

SAVVIS

Fourth-quarter Financial Results

February 22, 2005

cash flow included cash payments of $5.6 million of acquisition and integration-related costs to realize synergies in the fourth quarter 2004, and $10.1 million in the third quarter 2004. The balance sheet and cash position remain in line with management expectations, with $55.4 million in cash at December 31, 2004, and Days Sales Outstanding (“DSO”) below 30 days.

In the fourth quarter, as previously announced, SAVVIS’ Series B Preferred stock converted into 65.5 million common shares. As of December 31, 2004, SAVVIS had 180.3 million common shares outstanding and Series A Preferred stock convertible into 366.9 million shares of common stock. Including the Series A Preferred stock and warrants and options outstanding on an as-converted basis, SAVVIS had 576.9 million common shares on a fully-diluted basis as of December 31, 2004.

Financial Outlook

Based on current information, SAVVIS management expects that 2005 financial results will include:

•	Double-digit year-over-year growth in Hosting and Managed IP VPN revenue;

•	Lower revenue from Reuters and Telerate, contributing 13-15% of total annual revenue;

•	Total revenue in a range of $630-660 million;

•	Adjusted EBITDA in a range of $50-60 million

•	Cash capital expenditures in a range of $35-45 million

•	Cash debt service payments of approximately $15-16 million

•	Cash payments for integration-related costs of $6-10 million

Operational Highlights

•	Industry analyst group Gartner, Inc. listed SAVVIS in the “Leader” quadrant in the Gartner North American Web Hosting Magic Quadrant, published October 5, 2004. According to Gartner, vendors listed in the Leader quadrant are performing well today, have a clear vision of market direction, and are actively building competencies to sustain their leadership position in the market.

•	Rapid commercial adoption of virtualized utility services platform, including more than 650 virtual firewalls, more than 300 virtual servers, and more than 60 terabytes of virtualized storage.

•	New customers signed include enterprises such as APCO Worldwide, Bitfone Corp, and Novell Inc.

•	SAVVIS expanded relationships with existing customers including the General Services Administration, ITG Inc., and Layered Technologies.

SAVVIS

Fourth-quarter Financial Results

February 22, 2005

*Adjusted EBITDA

“Adjusted EBITDA” is results from operations before depreciation, amortization, accretion, non-cash equity-based compensation, loss on sale of data center, restructuring charges, and integration costs. We have included information concerning Adjusted EBITDA because our management believes that, in our industry, such information is a relevant measurement of a company’s financial performance and liquidity. The calculation of Adjusted EBITDA is not specified by accounting principles generally accepted in the United States of America. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Please see the table under Selected Condensed Consolidated Financial Information for a reconciliation of Adjusted EBITDA.

Investor Conference Call

SAVVIS will webcast an investor conference call today, February 22, 2005, at 9:00 am EST. Both the webcast and supporting presentation will be available at www.savvis.net, under “Presentations” on the Investor Relations page. The conference call will also be available via telephone, at +1 610-769-3888 or 888-405-4399 (US and Canada only), under the password “SAVVIS NEWS.” A replay of the call will be available from about noon today, on the website for one year and via telephone, at +1 402-220-9698 or 800-239-4590 (US and Canada only) for ten business days.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from SAVVIS’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission on February 24, 2004, and all subsequent filings. Those risk factors include, but are not limited to, variability in pricing for SAVVIS’ products, highly competitive markets, rapid evolution of technology, and changes in regulatory environments. The forward-looking statements contained in this document speak only as of the date of publication, February 22, 2005, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

About SAVVIS

SAVVIS Communications (NASDAQ: SVVS) is a leading global IT utility services provider that delivers secure, reliable, and scalable hosting, network, and application services. SAVVIS’ strategic approach combines the use of virtualization technology, a utility services model, and automated software management and provisioning systems. SAVVIS solutions enable customers to focus on their core business while SAVVIS ensures the quality of their IT infrastructure. With an IT services platform that extends to 47 countries, SAVVIS is one of the worlds’ largest providers of IP computing services. For more information about SAVVIS, visit http://www.savvis.net.

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SAVVIS Communications Corporation

Condensed Consolidated Statements of Operations

(unaudited)

(dollars in thousands, except share and per share amounts)

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2004		2003		2004		2003
TOTAL REVENUES (1)	$166,308		$69,398		$616,823		$252,871
Data communications and operations expenses (2)	110,861		44,149		437,963		163,606

GROSS MARGIN	55,447		25,249		178,860		89,265

Gross margin percentage of revenue		33%		36%		29%		35%
Sales, general, and administrative expenses	37,045		22,748		164,483		90,498
Integration costs	1,889		—		27,675		—
Depreciation, amortization, and accretion	20,495		10,918		72,065		55,346
Restructuring charges	—		—		—		7,903
Loss on sale of data center	—		—		—		8,106
Non-cash equity-based compensation	149		6,005		11,086		13,989

TOTAL OTHER OPERATING EXPENSES	59,578		39,671		275,309		175,842

LOSS FROM OPERATIONS	(4,131)		(14,422)		(96,449)		(86,577)

NON-OPERATING EXPENSE:
Net interest expense and other	(17,542)		(1,329)		(52,349)		(7,456)

NET LOSS	(21,673)		(15,751)		(148,798)		(94,033)
Accreted and deemed dividend on Series A Preferred Stock	(9,707)		(8,688)		(37,247)		(33,323)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(31,380)		$(24,439)		$(186,045)		$(127,356)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (3)	130,981,477		96,119,938		113,711,188		94,738,124

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.24)		$(0.25)		$(1.64)		$(1.34)

(1)	Includes $18,363 and $77,974 from affiliates for the three and twelve months ended December 31, 2004, respectively, and $19,636 and $82,748 from affiliates for the three and twelve months ended December 31, 2003, respectively.

(2)	Exclusive of depreciation, amortization, and accretion shown separately below.

(3)	As the effects of including the incremental shares associated with options, warrants, and convertible Series A Preferred Stock are antidilutive, they are not included in the diluted weighted average common shares outstanding.

SAVVIS Communications Corporation

Condensed Consolidated Balance Sheets

(dollars in thousands)

	December 31,
	2004	2003
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$55,369	$28,173
Trade accounts receivable, net	48,050	11,305
Prepaid expenses and other current assets	15,004	5,149

TOTAL CURRENT ASSETS	118,423	44,627

Property and equipment, net	264,542	59,357
Restricted cash	—	7,843
Intangibles, net and other non-current assets	23,285	12,796

TOTAL ASSETS	$406,250	$124,623

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Payables and other accrued expenses	$50,350	$26,771
Current portion of capital lease obligations	505	315
Other accrued liabilities	66,150	22,629

TOTAL CURRENT LIABILITIES	117,005	49,715

Capital lease obligations, net of current portion	113,529	56,587
Long-term debt	171,051	—
Other accrued liabilities	68,606	19,248

TOTAL LIABILITIES	470,191	125,550

STOCKHOLDERS’ DEFICIT:
Series A Preferred stock	272,137	243,334
Series B Preferred stock	—	—
Common stock	1,804	965
Additional paid-in capital	384,847	330,890
Accumulated deficit	(721,263)	(572,465)
Deferred compensation	(515)	(1,438)
Treasury stock, at cost	(16)	(16)
Accumulated other comprehensive loss:
Cumulative foreign currency translation adjustment	(935)	(2,197)

TOTAL STOCKHOLDERS’ DEFICIT	(63,941)	(927)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$406,250	$124,623

SAVVIS Communications Corporation

Condensed Consolidated Statements of Cash Flows

(unaudited)

(dollars in thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2004	2003	2004	2003
OPERATING ACTIVITIES:
Net loss	$(21,673)	$(15,751)	$(148,798)	$(94,033)
Reconciliation of net loss to net cash used in operating activities:
Accrued interest	15,411	1,608	50,899	6,996
Depreciation, amortization, and accretion	20,495	10,918	72,065	55,346
Restructuring charges	—	—	—	7,903
Loss on sale of data center	—	—	—	8,106
Non-cash equity-based compensation	149	6,005	11,086	13,989
Net changes in operating assets and liabilities:
Trade accounts receivable	1,323	(337)	(8,309)	3,812
Prepaid expenses and other current assets	3,125	(419)	8,239	(1,339)
Other non-current assets	726	(507)	3,093	1,675
Accounts payable	(2,043)	1,464	(3,437)	(4,245)
Other accrued liabilities	(9,251)	1,015	(11,595)	1,505

Net cash provided by / (used in) operating activities	8,262	3,996	(26,757)	(285)

INVESTING ACTIVITIES:
Capital expenditures	(7,224)	(4,114)	(31,308)	(18,824)
Acquisition, net of cash received	659	—	(116,477)	—
Proceeds from sale of acquired assets	718	—	3,338	—
Proceeds from sale of data center	—	—	—	35,000
Purchase of WAM!NET assets	(1,014)	—	(1,690)	(3,118)

Net cash provided by / (used in) investing activities	(6,861)	(4,114)	(146,137)	13,058

FINANCING ACTIVITIES:
Payments under capital lease obligations	(268)	(462)	(10,052)	(15,769)
Issuance of subordinated debt and associated warrants	—	—	200,000	—
Deferred subordinated debt issuance costs	—	—	(625)	—
Net changes in restricted cash	—	—	7,973	(1,459)
Other	284	560	2,171	1,429

Net cash provided by / (used in) financing activities	16	98	199,467	(15,799)

Effect of exchange rate changes on cash and cash equivalents	554	(65)	623	(960)

NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	1,971	(85)	27,196	(3,986)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	53,398	28,258	28,173	32,159

CASH AND CASH EQUIVALENTS, END OF PERIOD	$55,369	$28,173	$55,369	$28,173

SAVVIS Communications Corporation

Selected Condensed Consolidated Financial Information

(dollars in thousands, except share amounts)

	For the Three Months Ended				For the Year Ended
	PRO FORMA (1)	REPORTED			PRO FORMA (1)	REPORTED
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	December 31,
					2004	2004
Revenues by customer:
Diversified revenues
Managed IP VPN	$19,516	$20,803	$22,582	$24,785	$87,686	$87,122
Hosting	65,915	65,054	63,639	66,902	261,510	223,917
Other Network Services	41,105	43,879	38,424	34,143	157,551	137,006
Digital Content Management	12,364	12,415	14,081	11,708	50,568	46,763

Subtotal	$138,900	$142,151	$138,726	$137,538	$557,315	$494,808

Reuters and Telerate	31,742	30,840	30,663	28,770	122,015	122,015

Total revenues	$170,642	$172,991	$169,389	$166,308	$679,330	$616,823

EBITDA reconciliation:
Loss from operations	$(45,998)	$(46,667)	$(19,344)	$(4,131)	$(116,140)	$(96,449)

Integration costs	4,906	17,165	3,715	1,889	27,675	27,675
Depreciation, amortization, and accretion	19,614	19,069	20,525	20,495	79,703	72,065
Non-cash equity based compensation	6,838	3,943	156	149	11,086	11,086

Adjusted EBITDA (2)	$(14,640)	$(6,490)	$5,052	$18,402	$2,324	$14,377

Diluted common shares:
Common shares outstanding	109,137,532	109,635,714	114,314,377	180,329,963
Series B Preferred Stock on an as converted basis	65,528,860	65,528,860	65,528,860	—

Total common shares outstanding on an as converted basis	174,666,392	175,164,574	179,843,237	180,329,963

Series A Preferred Stock on an as converted basis	336,967,562	346,654,779	356,621,121	366,871,247
Warrants and options outstanding (treasury method)	33,673,004	30,997,620	34,019,115	29,723,925

Diluted common shares on an as converted basis	545,306,958	552,816,973	570,483,473	576,925,135

(1)	Summarizes the combined results of operations of SAVVIS Communications Corporation and Cable & Wireless America, on a pro forma basis, as though the companies had been combined as of the beginning of the three month period presented. This pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition taken place at the beginning of the three month period presented.

(2)	“Adjusted EBITDA” is results from operations before integration costs, depreciation, amortization, accretion, and non-cash equity-based compensation. We have included information concerning adjusted EBITDA because our management believes that in our industry such information is a relevant measurement of a company’s financial performance and liquidity. The calculation of adjusted EBITDA is not specified by accounting principles generally accepted in the United States of America. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

SAVVIS Communications Corporation

Selected Condensed Consolidated Financial Information

(dollars in thousands, except share amounts)

	For the Three Months Ended				For the Year Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	December 31, 2003
Revenues by customer:
Diversified revenues
Managed IP VPN	$11,668	$13,487	$15,604	$16,920	$57,679
Hosting	2,907	6,818	9,281	9,528	28,534
Other Network Services	4,395	4,585	4,796	5,276	19,052
Digital Content Management	—	—	4,420	6,014	10,434

Subtotal	$18,970	$24,890	$34,101	$37,738	$115,699

Reuters and Telerate	36,231	35,460	33,821	31,660	137,172

Total revenues	$55,201	$60,350	$67,922	$69,398	$252,871

EBITDA reconciliation:
Loss from operations	$(22,472)	$(27,978)	$(21,705)	$(14,422)	$(86,577)

Depreciation, amortization, and accretion	15,747	15,400	13,281	10,918	55,346
Restructuring charges	—	7,903	—	—	7,903
Loss on sale of data center	—	—	8,106	—	8,106
Non-cash equity based compensation	2,657	2,667	2,660	6,005	13,989

Adjusted EBITDA (1)	$(4,068)	$(2,008)	$2,342	$2,501	$(1,233)

(1)	“Adjusted EBITDA” is results from operations before loss on sale of data center, restructuring charges, depreciation, amortization, accretion, and non-cash equity-based compensation.

We have included information concerning adjusted EBITDA because our management believes that in our industry such information is a relevant measurement of a company’s financial performance and liquidity. The calculation of adjusted EBITDA is not specified by accounting principles generally accepted in the United States of America. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.